Exhibit 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES
2009 FOURTH QUARTER AND YEAR RESULTS

•	2009 fourth quarter earnings per share were $.54, including $.05 per share of net charges described below, compared with $.72 for the 2008 fourth quarter

•	2009 year earnings per share were $2.34 per share compared with $2.91 for 2008

•	2010 first quarter earnings per share guidance is $.42 to $.47, including an estimated $.04 per share charge for shore staff reductions, versus $.52 for the 2009 first quarter

•	2010 year earnings per share guidance is $1.85 to $2.20 versus $2.34 for 2009

•	Election of David Grzebinski as Executive Vice President – Finance and Chief Financial Officer, and Renato Castro as Treasurer

Houston, Texas (January 27, 2010) – Kirby Corporation (“Kirby”) (NYSE:KEX) today announced net earnings attributable to Kirby for the fourth quarter ended December 31, 2009 of $29.2 million, or $.54 per share, compared with $38.4 million, or $.72 per share, for the 2008 fourth quarter.  The 2009 fourth quarter results included a $4.8 million before taxes, or $.05 per share, charge for shore staff reductions, a $1.9 million before taxes, or $.02 per share, charge for impairment of goodwill of Osprey Line and a $2.0 million before taxes, or $.02 per share, net positive impact from the reduction in Kirby’s allowance for doubtful accounts.  Kirby’s published 2009 fourth quarter guidance range was $.57 to $.62 per share.  Consolidated revenues for the 2009 fourth quarter were $259.6 million compared with $326.7 million reported for the 2008 fourth quarter.

Joe Pyne, Kirby’s President and Chief Executive Officer, commented, “2009 has been a challenging year for Kirby with the current economic environment.  A decline in volumes in all four marine transportation markets resulted in lower tank barge utilization levels industry wide that led to increased downward pressure on term contract and spot market pricing throughout 2009.  Our diesel engine services segment’s marine and railroad service levels and direct parts sales have also remained well below 2008 levels due to weak marine transportation, offshore oil services and railroad markets, which resulted in deferrals of maintenance on customers’ idled equipment.”

Mr. Pyne further commented, “In the 2009 fourth quarter, as a result of continued low demand for both our marine transportation and diesel engine services, we further reduced our shore staff to ensure that Kirby is operating as prudently and efficiently as possible during this continued period of economic uncertainty.  A charge of $4.8 million before taxes, or $.05 per share, comprised of $3.5 million for marine transportation, $0.9 million for diesel engine services and $0.4 million for corporate, was taken in the 2009 fourth quarter.  Our 2010 first quarter results will also include an estimated shore staff reduction charge of $3.9 million before taxes, or $.04 per share.  Since our peak headcount in October 2008, we have reduced our shore staff positions by 21% through early retirements, staff reductions and through attrition.  We have also addressed a number of other costs including a reduction in the number of chartered towboats we operate, reduced maintenance on laid-up equipment and on-going cost reduction initiatives.”

Kirby reported net earnings attributable to Kirby for the 2009 year of $125.9 million, or $2.34 per share, compared with $157.2 million, or $2.91 per share for 2008.  Consolidated revenues for 2009 were $1.08 billion compared with $1.36 billion for 2008.

Segment Results – Marine Transportation
The marine transportation operating income for the 2009 fourth quarter was $51.1 million, including a $3.5 million shore staff reduction charge and the positive impact of a $2.5 million reduction in the allowance for doubtful accounts, on revenues of $216.9 million.  This compares with $62.2 million of operating income on revenues of $265.5 million for the 2008 fourth quarter.  Fourth quarter demand levels in the petrochemical, black oil and refined products markets were weaker when compared with the 2009 third quarter.  Term contract renewals remained under pressure during the fourth quarter, but were relatively consistent with 2009 third quarter term contract renewals; however, spot market pricing continued to deteriorate.  Lower diesel fuel costs associated with the pass through of diesel fuel to customers through fuel escalation and de-escalation clauses in term contracts also contributed to the lower revenues.

The marine transportation operating margin was 23.6% for the 2009 fourth quarter compared with 23.4% for the 2008 fourth quarter.  The higher operating margin reflected lower fuel costs, the positive impact of the reduction in the allowance for doubtful accounts, ongoing cost reduction initiatives, lower shoreside headcount, frozen officer and management salaries, reduction of towboats operated, reduced maintenance on laid-up equipment, more efficient operations and lower insurance claim losses, partially offset by the marine transportation’s portion of the shore staff reduction charge.

Segment Results – Diesel Engine Services
The diesel engine services operating income for the 2009 fourth quarter was $3.8 million, including a $0.9 million staff reduction charge and a $0.5 million increase in the allowance for doubtful accounts, on revenues of $42.7 million, compared with $7.5 million of operating income on revenues of $61.2 million for the fourth quarter of 2008.  The medium-speed and high-speed engine demand levels for service and direct parts sales remained weak as offshore oil services, marine transportation and railroad customers continued to defer maintenance on equipment in response to the economic slowdown.  The medium-speed power generation market remained stable, but below prior year levels.  The operating margin was 8.9% for the 2009 fourth quarter compared with 12.3% for the 2008 fourth quarter.  The lower operating margin reflected the diesel engine services’ portion of the staff reduction charge and the increase in the allowance for doubtful accounts.

Cash Flow
Kirby continued to generate strong cash flow during 2009 with EBITDA totaling $309.0 million.  The cash flow was used to fund capital expenditures of $192.7 million, including $142.4 million for new tank barge and towboat construction and $50.3 million primarily for upgrades to the existing fleet, and to reduce debt by $47.1 million.  Total debt as of December 31, 2009 was $200.2 million and the debt-to-capitalization ratio was 15.9%, down from 21.7% at December 31, 2008.  Cash and cash equivalents at December 31, 2009 totaled $97.8 million compared with $8.6 million at December 31, 2008.  As of January 27, 2010, the cash and cash equivalents balance was $113.8 million.

Outlook
Commenting on the 2010 first quarter and full year market conditions and guidance, Mr. Pyne said, “For the 2010 first quarter, our earnings guidance is $.42 to $.47 per share compared with $.52 per share for the 2009 first quarter.  Our first quarter guidance includes an estimated $.04 per share charge for shore staff reductions as we continue to respond to a lower utilization and service environment, and anticipated unfavorable winter weather conditions.  The first quarter guidance also reflects our expectation of continued excess industry-wide tank barge capacity, utilization rates in the low 80% level and continued downward pressure on term contract renewals and spot market pricing.  For the 2010 year, our guidance range is $1.85 to $2.20 per share compared with $2.34 per share for 2009.  Our low end guidance assumes volumes will be consistent with current volumes throughout 2010, with continued downward pressure on term contract renewals and spot market pricing in the first half of 2010.  Our high end guidance assumes an improvement in volumes as the year progresses, some reduction in excess tank barge capacity and some improvement in term contract and spot market pricing.  We anticipate our diesel engine services segment will continue to face challenges but we do believe we have reached the bottom of the diesel engine services business cycle.  Our guidance represents our current judgment with respect to our 2010 performance as the economy remains weak and somewhat unpredictable.  Our 2010 capital spending guidance range is $125 to $135 million, including approximately $60 million for the construction of 61 new tank barges and finishing the construction of three towboats.”

Commenting on the financial condition of Kirby, Mr. Pyne said, “Despite the pain of this recession, Kirby is in excellent financial condition with an investment grade rated balance sheet, sustainable cash flows and low debt levels.  During this time of economic uncertainly, Kirby will continue to focus on the areas we can control:  customer service, safety, cost, upgrading our fleet and looking for opportunities to continue to grow our marine transportation and diesel engine services businesses.”

Election of Executive Officers
Kirby is pleased to announce the election of David W. Grzebinski as Executive Vice President – Finance.  Mr. Grzebinski will assume the role of Chief Financial Officer of Kirby after the filing of Kirby’s 2009 Form 10-K.  Norman W. Nolen, Kirby’s current Executive Vice President, Treasurer and Chief Financial Officer has announced his retirement effective March 31, 2010.  Renato A. Castro will succeed Mr. Nolen as Treasurer.

Mr. Grzebinski, a Chartered Financial Analyst, brings to Kirby 24 years of extensive business and financial experience.  Prior to joining Kirby, he served as Controller for FMC Technologies’ Energy Systems business headquartered in Houston and was previously employed by Dow Chemical.  Mr. Grzebinski received a degree in chemical engineering from the University of South Florida and an M.B.A. from Tulane University.

Mr. Castro, a Certified Public Accountant, holds an M.B.A. degree from Tulane University and a degree in civil engineering from the National Autonomous University of Honduras.  Mr. Castro has served Kirby as Manager of Financial Analysis since January 2007 and in various Kirby accounting positions from 2001 through December 2006.

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, January 28, 2010, to discuss the 2009 fourth quarter and year performance as well as the outlook for the 2010 first quarter and year.  The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers.  The leader’s name is Steve Holcomb.  The confirmation number is 26131284.  An audio playback will be available at 1:00 p.m. central time on Thursday, January 28, through 6:00 p.m. central time on Friday, February 26, 2010 by dialing 888-843-8996 for domestic and 630-652-3044 for international callers.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2009 and 2008 years and quarters are available at Kirby’s web site, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system.  Kirby also owns and operates four ocean-going barge and tug units transporting dry-bulk commodities in United States coastwise trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2009	2008	2009	2008
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$216,904	$265,461	$881,298	$1,095,475
Diesel engine services	42,684	61,216	200,860	264,679
	259,588	326,677	1,082,158	1,360,154
Costs and expenses:
Costs of sales and operating expenses	150,843	193,830	637,833	843,310
Selling, general and administrative	29,908	39,822	121,401	142,171
Taxes, other than on income	2,837	2,572	12,104	13,120
Depreciation and amortization	24,244	24,067	93,968	91,199
Impairment of goodwill	1,901	―	1,901	―
Loss (gain) on disposition of assets	38	134	(1,079)	(142)
	209,771	260,425	866,128	1,089,658
Operating income	49,817	66,252	216,030	270,496
Other income (expense)	233	(243)	608	(515)
Interest expense	(2,693)	(3,399)	(11,080)	(14,064)
Earnings before taxes on income	47,357	62,610	205,558	255,917
Provision for taxes on income	(17,716)	(23,725)	(78,020)	(97,444)

Net earnings	29,641	38,885	127,538	158,473
Less: Net earnings attributable to noncontrolling interests	(439)	(476)	(1,597)	(1,305)

Net earnings attributable to Kirby	$29,202	$38,409	$125,941	$157,168

Net earnings per share attributable to Kirby common stockholders: (1)
Basic	$.54	$.72	$2.34	$2.92
Diluted	$.54	$.72	$2.34	$2.91
Common stock outstanding (in thousands): (1)
Basic	53,252	52,930	53,192	53,238
Diluted	53,374	53,041	53,313	53,513

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Fourth Quarter		Year
	2009	2008	2009	2008
	(unaudited, $ in thousands)
EBITDA: (2)
Net earnings attributable to Kirby	$29,202	$38,409	$125,941	$157,168
Interest expense	2,693	3,399	11,080	14,064
Provision for taxes on income	17,716	23,725	78,020	97,444
Depreciation and amortization	24,244	24,067	93,968	91,199
	$73,855	$89,600	$309,009	$359,875

Capital expenditures	$29,688	$31,494	$192,660	$173,019
Acquisitions of businesses and marine equipment	$—	$44	$—	$5,480

	December 31,
	2009	2008
	(unaudited, $ in thousands)
Long-term debt, including current portion	$200,239	$247,307
Total equity	$1,056,095	$893,555
Debt to capitalization ratio	15.9%	21.7%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2009	2008	2009	2008
	(unaudited, $ in thousands)

Marine transportation revenues	$216,904	$265,461	$881,298	$1,095,475

Costs and expenses:
Costs of sales and operating expenses	120,962	149,995	494,139	657,078
Selling, general and administrative	19,850	28,578	80,897	96,960
Taxes, other than on income	2,331	2,293	10,587	12,034
Depreciation and amortization	22,625	22,424	87,589	84,537
	165,768	203,290	673,212	850,609

Operating income	$51,136	$62,171	$208,086	$244,866

Operating margins	23.6%	23.4%	23.6%	22.4%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2009	2008	2009	2008
	(unaudited, $ in thousands)

Diesel engine services revenues	$42,684	$61,216	$200,860	$264,679

Costs and expenses:
Costs of sales and operating expenses	29,881	43,835	143,694	186,232
Selling, general and administrative	7,438	8,508	30,440	33,014
Taxes, other than income	494	259	1,474	1,016
Depreciation and amortization	1,057	1,115	4,247	4,830
	38,870	53,717	179,855	225,092

Operating income	$3,814	$7,499	$21,005	$39,587

Operating margins	8.9%	12.3%	10.5%	15.0%

OTHER COSTS AND EXPENSES

	Fourth Quarter		Year
	2009	2008	2009	2008
	(unaudited, $ in thousands)

General corporate expenses	$3,194	$3,284	$12,239	$14,099

Loss (gain) on disposition of assets	$38	$134	$(1,079)	$(142)
Impairment of goodwill	$1,901	$—	$1,901	$—

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Fourth Quarter		Year
	2009	2008	2009	2008

Ton Miles (in millions) (3)	2,945	3,292	11,977	14,267
Revenue/Ton Mile (cents/tm) (4)	7.1	7.7	7.1	7.3
Towboats operated (average) (5)	212	250	220	256
Delay Days (6)	1,808	1,926	5,201	8,267
Average cost per gallon of fuel consumed	$1.98	$2.59	$1.72	$3.21
Tank barges:
Active			863	914
Inactive			4	73
Barrel capacities (in millions):
Active			16.7	17.5
Inactive			0.1	1.3

(1)
Kirby adopted  a new accounting standard included in ASC 260 “Earnings Per Share” which requires unvested share-based payment awards with non-forfeitable rights to receive dividends or dividend equivalents (whether paid or unpaid) to be considered participating securities for the purposes of applying the two-class method of calculating earnings per share.  Accordingly,  restricted stock granted under Kirby’s stock-based compensation plans are treated as participating securities under the two-class method of determining  earnings per share and earnings per share for prior periods have been restated to conform to this standard.  The adoption of this standard lowered basic earnings per common share for the year ended December 31, 2008 by $.02.

(2)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(3)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(4)	Inland marine transportation revenues divided by ton miles. Example: Fourth quarter 2009 inland marine revenues of $208,839,000 divided by 2,945,000,000 marine transportation ton miles = 7.1 cents.
(5)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(6)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.